Exhibit 10.3
LAM RESEARCH CORPORATION
2025 Stock Incentive Plan
Restricted Stock Unit Award Agreement

Pursuant to the terms of the 2025 Stock Incentive Plan (the “Plan”), Lam Research Corporation, a Delaware corporation (the “Company”), hereby awards restricted stock units (“RSUs”) to [Print Name] (the “Participant”) on the terms and conditions as set forth in this Restricted Stock Unit Award Agreement, including the attached Exhibit A (collectively, the “Agreement”) and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan. This Agreement is effective as of [Date] (the “Grant Date”).
NOW, THEREFORE, it is hereby agreed as follows:
1.Award of RSUs. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Participant the Number of RSUs as set forth in Exhibit A. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares subject to the terms and conditions of this Agreement.
2.    Vesting.
(a)    Subject to the terms and conditions of this Agreement and provided that the Participant continues to provide Service (as defined in Section 3 below) to the Company (or any Related Entity) through the applicable Normal Vesting Date(s) as set forth in Exhibit A, a portion of the RSUs will vest on each applicable Normal Vesting Date(s) as set forth in Exhibit A.
(b)    In the event of a Corporate Transaction, the RSUs are governed by Section 11 of the Plan.
3.Effect of Termination of Service.
(a)    For purposes of this Agreement, “Service” shall mean the performance of services for the Company (or any Related Entity) in the capacity of an Employee or Director and shall be considered terminated on the later of the last day the Participant is on payroll or the last day of continuous Service as a director for a Director. In the event of termination of the Participant’s Service by the Participant or by the Company or a Related Entity for any reason, excluding the Participant’s death or Qualified Retirement before all RSUs have vested, the unvested RSUs shall be cancelled by the Company.
(b)    In the event of termination of the Participant’s Service due to death, all of the RSUs granted to the Participant that have not previously vested shall vest on the date of death.
(c)     In the event of termination of the Participant’s Service due to Qualified Retirement that occurs at least twelve (12) months following the Grant Date, all of the RSUs granted to the Participant that have not previously vested shall vest on the date of such

2025 Stock Incentive Plan RSU Award Agreement
termination due to Qualified Retirement, provided that the Participant has not violated any restrictive covenant to which he or she is subject as of such date (including but not limited to the form of confidential information and invention assignment agreement, Appendix B or any similar agreements). For purposes of this Agreement, “Qualified Retirement” means the Participant’s termination of his or her Service (provided such termination qualifies as a Voluntary Resignation under the Company’s Executive Severance Policy, as amended and restated, as in effect at the time of grant without regard to whether the Participant participates in such policy) if, (a) at the time of such termination, (i) the Participant has at least five (5) years of continuous Service to the Company (or any Related Entity), (ii) the Participant is age 55 or older and (iii) the Participant’s age plus years of continuous Service to the Company (or any Related Entity) is an amount equal to or greater than 70, (b) the Participant provided written notice that the Participant is considering retirement at least 60 days and no more than twelve (12) months prior to the date of such Qualified Retirement, and (c) the Participant timely executes (and does not revoke) a general release of claims on a form provided by the Company.
4.    Form and Timing of Payment.
(a)    Subject to Section 4(b) and Section 5 of this Agreement and provided that the Participant has satisfied the vesting requirements of this Agreement, on each Normal Vesting Date, as applicable, the RSUs shall automatically be converted into unrestricted Shares. Such Shares will be issued to the Participant (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company) on the applicable Normal Vesting Date (or as soon as practicable), but in any event by December 31 of the Participant’s tax year that includes the applicable Normal Vesting Date (or, if later, the 15th day of the third month following such event, if the Participant is not permitted, directly or indirectly, to designate the taxable year of payment).
(b)    Notwithstanding Section 4(a) of this Agreement, to the extent that the RSUs are not subject to a “substantial risk of forfeiture” (as such term is defined in Treas. Reg. § 1.409A-1(d)(1)), the RSUs shall be paid on an accelerated basis as soon as practicable after any of the following events, but in any case by December 31 of the Participant’s tax year that includes such event (or, if later, the 15th day of the third month following such event, if the Participant is not permitted, directly or indirectly, to designate the taxable year of payment), in a manner and to the extent necessary to comply with Section 409A of the Code:
(i)    The effective date of a Corporate Transaction that is a “change in the ownership or effective control” or a “change in ownership of a substantial portion of the assets” of the Company (as such terms are used in Section 409A(a)(2)(A)(v) of the Code) (a “409A Change in Control”);
(ii)    The date of the Participant’s “separation from service” (as such term is used in Section 409A(a)(2)(A)(i) of the Code); provided, however, that if the Participant is determined to be a “specified employee” (as such term is used in Section 409A(a)(2)(B)(i) of the Code), such payment shall be delayed until the date which is six (6) months after the Participant’s “separation from service” (or if earlier, the death of the Participant); or

2025 Stock Incentive Plan RSU Award Agreement
(iii)    The date of the Participant’s death.
5.Responsibility for Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax (including any U.S. federal, state, local and non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items legally applicable or deemed legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company or the Employer (or former employer) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, the Participant shall pay or make arrangements satisfactory to the Company (in the Company’s sole discretion and subject to the Administrator’s approval if the Participant is considered an officer for purposes of Section 16 of the Exchange Act) to satisfy all withholding (and payment on account, where applicable) obligations for Tax-Related Items. In those cases where a prior arrangement has not been made (or where the amount of money provided under the prior arrangement is insufficient to satisfy the obligations for Tax-Related Items), the Company shall withhold a number of whole Shares otherwise deliverable at vesting having a Fair Market Value sufficient to satisfy the Participant’s estimated obligations for Tax-Related Items. The withholding described in the prior sentence will result in the issuance to the participant of a lower number of Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the applicable RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
The Company and/or the Employer may also, in lieu of or in addition to the foregoing, at the Company’s sole discretion as authorized herein by the Participant and to the extent permitted by applicable law, withhold all applicable Tax-Related Items in one of the following ways, as determined by the Company (and subject to the Administrator’s approval if the Participant is considered an officer for purposes of Section 16 of the Exchange Act): (i) withhold from the Participant’s wages or other cash compensation; (ii) require the Participant to deposit with the Company an amount of cash sufficient to meet the Participant’s obligation for Tax-Related Items; (iii) sell or arrange for the sale of Shares to be issued on the vesting of the RSUs to satisfy Tax-Related Items; and/or (iv) any other method of withholding (or payment on account, when applicable) determined by the Company and permitted by applicable law. If the Participant’s obligation for Tax-Related Items is satisfied as described in (iii) of this section, the Company

2025 Stock Incentive Plan RSU Award Agreement
will endeavor to sell only the number of Shares required to satisfy the Participant’s obligations for Tax-Related Items; however, the Participant agrees that the Company may sell more Shares than necessary to cover the Tax-Related Items and that in such event, the Company will reimburse the Participant for the excess amount withheld, in cash and without interest.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including (to the extent permitted under the Plan and this Agreement) up to the maximum rate in the Participant’s jurisdiction(s). In the event the application of the withholding rate leads to over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) from the Company or the Employer or, if not so refunded, the Participant may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant shall be required to pay additional Tax-Related Items directly to the applicable tax authorities.
The Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Participant if the Participant fails to comply with the Participant’s obligation in connection with the Tax-Related Items as described herein. The Participant hereby consents to any action reasonably taken by the Company and/or the Employer to meet the Participant’s obligation for Tax-Related Items.
Further, in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises if, in satisfying the Participant’s (and/or the Employer’s) obligation for Tax-Related Items, the Company and/or the Employer withholds an amount in excess of the amount legally required to be withheld; the Participant irrevocably releases the Company and the Employer from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim or damages.
6.Restriction on Transferability. Prior to vesting and delivery of the Shares, neither the RSUs, nor the Shares or any beneficial interest therein, may be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, and if provided by the Administrator and permitted by Applicable Laws, intra-family transfer instruments, or to an inter vivos trust, or as otherwise provided by the Administrator. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7.Requirements of Law. The issuance of Shares under this Agreement is subject to Sections 9 and 14(b) of the Plan, which generally provide that any such issuance shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to

2025 Stock Incentive Plan RSU Award Agreement
the lawful issuance of any Shares hereby shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained.
8.Rights as Stockholder. The Participant shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the RSUs. Upon settlement of the Participant’s RSUs into Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), the Participant will obtain full voting, dividend and other rights as a stockholder of the Company.
9.Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be interpreted consistent with such intent. In addition, if any provision of the RSUs would cause the Participant to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to conform it to the maximum extent practicable to the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The Company, however, makes no representation or guarantee as to the tax consequences relating to the RSUs and the Participant is solely responsible for any taxes imposed on the Participant in connection with such RSUs.
10.Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participant, the Company, and all other interested persons. No Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
11.Effect on Other Employee Benefit Plans. The value of the RSUs granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Related Entity, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Related Entity’s employee benefit plans.
12.No Employment Rights. The award of the RSUs pursuant to this Agreement shall not give the Participant any right to continued Service with the Company or a Related Entity and shall not interfere with the ability of the Employer to terminate the Participant’s Service with the Company at any time with or without cause.
13.Nature of the Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

2025 Stock Incentive Plan RSU Award Agreement
(b)the Plan is operated and the RSUs are granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement, including related to the RSUs, may be raised only against the Company and not any other Subsidiary (including, but not limited to, the Employer);
(c)no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Participant under this Agreement;
(d)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of the RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded in the past;
(e)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(f)the Participant’s participation in the Plan is voluntary;
(g)the RSUs are outside the scope of the Participant’s employment or service contract, if any;
(h)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(i)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or similar payments;
(j)in the event that the Participant is not an employee of the Company, the grant of the RSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of the RSUs will not be interpreted to form an employment contract with the Employer or any Related Entity;
(k)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(l)if the Participant receives Shares upon vesting of the RSUs, the value of such Shares may increase or decrease in value;
(m)in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises from (i) termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting of RSUs resulting from termination of the Participant’s Service to the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or providing Service or the terms of the Participant’s employment or service agreement, if any) and/or (ii) the forfeiture or termination of the RSUs, or the recoupment of any Shares, cash or other benefits acquired upon settlement of the RSUs resulting from the

2025 Stock Incentive Plan RSU Award Agreement
application of Section 23 of the Plan, and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim;
(n)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(o)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and any income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Related Entity; and
(p)to the extent applicable, the Company and any Related Entity shall not be liable for any foreign exchange rate fluctuation between the United States Dollar and the Participant’s local currency (if different) that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
14.Personal Data Processing.
(a)The Company is located at 4650 Cushing Parkway, Fremont, CA 94538 U.S.A. and grants RSUs to employees of the Company and its Related Entities at its sole discretion. In order to participate in the Plan, the Participant should review the following information about the Company’s data processing practices and acknowledge them.
(b)Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs granted, canceled, exercised, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. The Participant understands that in connection with the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan.
(c)Stock Plan Administration Service Providers. The Company transfers employee data to Fidelity Stock Plan Service LLC (“Fidelity”), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade Shares. The Participant may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.

2025 Stock Incentive Plan RSU Award Agreement
(d)International Data Transfers. The Company and its service providers are based in the United States. The Participant acknowledges that if the Participant works or resides outside the United States, the Participant’s country may have enacted data privacy laws that are different from the United States. The Participant understands and acknowledges that this might result in certain risks to the protection of the Participant’s personal data due to the lack of legal principles governing the processing of the personal data, oversight by a supervisory authority or enforceable data subject rights in the United States.
(e)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from its systems. The Company may keep data longer to satisfy legal or regulatory obligations, and the Company’s legal basis would be compliance with the relevant laws or regulations.
(f)Voluntariness and Consequences of Withdrawal or Termination. The Participant acknowledges that the Participant’s participation in the Plan is purely voluntary. The Participant may withdraw from this Agreement at any time and will no longer participate in the Plan. This would not affect the Participant’s salary or career, but the Participant would forfeit the opportunities associated with the Plan. The termination of this Agreement by the Company, including pursuant to Section 25(a), will result in ceasing personal data processing activities by the Company for the purposes of this Agreement unless otherwise explicitly specified herein.
(g)Data Subject Rights. The Participant has a number of rights under data privacy laws in the Participant’s country. Depending on where the Participant is based, rights may include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in my country, and/or (g) a list with the names and addresses of any potential recipients of my personal data. To receive clarification regarding these rights or to exercise these rights, the Participant should contact the Participant’s local HR department.
(h)By accepting the RSUs, the Participant acknowledges that this Agreement is the legal basis for the personal data processing activities detailed herein.
15.Amendment of Agreement. This Agreement may be amended only by a writing which specifically states that it amends this Agreement. Notwithstanding the foregoing, this Agreement may be amended unilaterally by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affects the rights of the Participant. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of the RSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, or, to the extent permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).

2025 Stock Incentive Plan RSU Award Agreement
16.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Stock Administrator. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Employer’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
17.Severability. The provisions of this Agreement are severable and if all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.
18.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Participant or any other participant.
19.Construction. The RSUs are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan is available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with a provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
20.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs granted under the Plan and participation in the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and, unless indicated otherwise herein, supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
22.Company Policies. The RSUs are being issued subject to the terms of the Company’s Executive Severance Policy and Executive Change in Control Policy, as in effect at any time and from time to time (each, a “Policy”). If and to the extent that a provision of a Policy is at any time applicable to the Participant and the application of such provision would yield a different result than the application of a provision of this Agreement, the Policy provision shall prevail, and the corresponding provision of this Agreement shall not apply.

2025 Stock Incentive Plan RSU Award Agreement
23.Imposition of Additional Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Confidential Information, Intellectual Property Rights Assignment, and Non-Solicitation. In consideration for and as a condition to the award of the RSUs under this Agreement, the Participant agrees to the terms and conditions set forth in Appendix B to this Agreement.
25.Miscellaneous.
(a)The Company has established the Plan voluntarily, it is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval unless such termination, amendment, or modification of the Plan is necessary in order to comply with any change in Applicable Laws or regulations or any future law, regulation, ruling, or judicial decision or as otherwise permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
(b)All obligations of the Company under the Plan and this Agreement in a Corporate Transaction shall be governed by the Plan, other than as set forth in Section 2(b) above.
(c)To the extent not preempted by United States federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly under the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
(d)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant understands that the Participant should consult the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
26.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to the insider-trading restrictions and/or market abuse laws of applicable jurisdictions, including the United States and the Participant’s country of residence, which may affect the Participant’s ability to acquire, sell or attempt to sell or otherwise dispose of Shares or rights to Shares during such times as the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdiction. Any restrictions under these laws or regulations are separate from and in addition to

2025 Stock Incentive Plan RSU Award Agreement
any restrictions that may be imposed under any applicable Company insider trading policy. The Participant should consult the Participant’s personal legal advisor for further details regarding any insider trading restrictions and/or market-abuse laws in the Participant’s country.
27.Country-Specific Terms. To the extent the Participant is residing and/or working outside the U.S., the RSUs shall be subject to any special or additional terms and conditions for the Participant’s country set forth in Appendix A to this Agreement. Moreover, if the Participant relocates to one of the countries included in Appendix A, the terms and conditions for such country set forth in Appendix A may apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement. In accepting the RSUs, the Participant acknowledges receipt of, and understands and agrees to the additional terms and conditions included in Appendix A. In addition, Appendix A also contains information and notices of exchange control and certain other issues of which the Participant should be aware.
28.Acceptance of Terms and Conditions. The Participant agrees with and agrees to abide by all of the governing terms and provisions of the Plan and this Agreement unless the Participant declines the award electronically with the Company-sponsored broker by the first vest date; provided, however, that in the event of termination of the Participant’s Service due to death on or before the first vest date, if the Participant has not declined the award prior to such time, the Participant shall be deemed to have accepted said terms and conditions. Additionally, the Participant acknowledges having read and understood the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to accepting this Agreement. In addition, the transfer or sale of the shares obtained at vesting by the Participant shall be considered an additional acknowledgment of the terms and conditions contained in the Plan and Agreement.

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PARTICIPANT SIGNATURE
PRINTED NAME
DATE

2025 Stock Incentive Plan RSU Award Agreement
APPENDIX A

SPECIAL TERMS AND CONDITIONS OF THE RSUS GRANTED TO NON-U.S. PARTICIPANTS UNDER THE LAM RESEARCH CORPORATION 2025 STOCK INCENTIVE PLAN

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Agreement.

TERMS AND CONDITIONS

This Appendix A includes additional or different terms and conditions applicable to Participants residing and/or working in the countries covered herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the main body of the Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is residing and/or working (or if the Participant is considered as such for local law purposes), or if the Participant moves the Participant’s country of residence and/or work to another country after the Grant Date, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
NOTIFICATIONS

This Appendix A also includes notifications relating to exchange controls, securities laws and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs are granted or vest, or when the Participant sells Shares acquired under the Plan.
In addition, the notifications are general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is residing and/or working (or if the Participant is considered as such for local law purposes), or if the Participant moves to another country after the Grant Date, the information contained herein may not be applicable to the Participant.

2025 Stock Incentive Plan RSU Award Agreement
TERMS AND CONDITIONS APPLICABLE TO ALL NON-U.S. PARTICIPANTS:
Responsibility for Taxes. The last paragraph of Section 5 of the Agreement shall not apply to Non-U.S. Participants.
Nature of Grant (Section 13(i)). The following language shall be added to the end of Section 13(i) of the Agreement to read as follows:
“and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;”
Nature of Grant (Section 13(m)). Section 13(m) of the Agreement shall be revised in its entirety to read as follows:
“(m) no claim or entitlement to compensation or damages arises from (i) termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting of RSUs resulting from termination of the Participant’s Service to the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or providing Service or the terms of the Participant’s employment or service agreement, if any) and/or (ii) the forfeiture or termination of the RSUs, or the recoupment of any Shares, cash or other benefits acquired upon settlement of the RSUs resulting from the application of Section 23 of the Plan;”
Confidential Information, Intellectual Property Rights Assignment, and Non-Solicitation. Section 24 of the Agreement (and Appendix B) do not apply to Non-U.S. Participants.
Miscellaneous. The following new Sections 25(e) and (f) are added to the Agreement immediately following Section 25(d) to read as follows:
“(e)     Language. The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise explicitly required by applicable law.”
“(f)    Foreign Asset/Account Reporting Requirements and Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The

2025 Stock Incentive Plan RSU Award Agreement
Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult the Participant’s personal legal advisor for any details.”
COUNTRY-SPECIFIC TERMS AND CONDITIONS
AUSTRIA
Notifications
Exchange Control Information. If the Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside of Austria, the Participant may be subject to reporting obligations to the Austrian National Bank if certain thresholds are exceeded.
If the value of Shares meets or exceeds a certain threshold, the Participant must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If the Participant sells Shares, or receives any cash dividends, the Participant may have exchange control obligations if the Participant holds the cash proceeds outside of Austria. If the transaction volume of all the Participant's accounts abroad meets or exceeds a certain threshold, the Participant must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.
BELGIUM
Notifications
Tax Reporting Information. As a Belgian tax resident, the Participant is required to inform the Central Point of Contact (CPC) of the National Bank of Belgium of overseas income (which includes any Shares received in connection with participation in the Plan) by registering any foreign accounts with the CPC before filing the Participant’s annual tax return with the Belgian tax authorities. If the Participant has previously reported overseas income, the Participant will receive a letter from the tax authorities about this requirement and will have two months from the receipt of such letter to report the accounts to the CPC. If the Participant has not previously reported overseas income, the Participant will not receive a letter and must proactively report the required information to the CPC.
Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (e.g., Shares acquired under the Plan) or bank accounts established outside of Belgium on their personal annual tax return. In a separate report, Belgian residents also are required to provide a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional

2025 Stock Incentive Plan RSU Award Agreement
information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
CHINA (PRC)
Terms and Conditions
Exchange Control Restrictions. The Participant agrees to comply with any requirements that may be imposed by the Company to facilitate compliance with exchange control requirements in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”). There requirements may include, but are not limited to, a mandatory sale of Shares acquired upon settlement of the RSUs and the repatriation of any funds recognized under the Plan. Without limitation to the foregoing, please note:
•Mandatory Sale of Shares - The Company may require that any Shares issued upon the vesting and settlement of the RSUs be sold, either as soon as practicable after settlement or within a certain period of time following termination of Service or within such other period of time determined to be necessary or advisable by the Company for legal or administrative reasons. The Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization without further consent) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. In this regard, the Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the funds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that the Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. To the extent the Company does not require that the Shares be sold as soon as practicable after settlement, the Shares must be held in an account with the Company’s designated broker.
•Repatriation of Funds - The Participant will be required to repatriate the funds recognized under the Plan (e.g., cash proceeds from the sale of the Shares, dividends) to China and, further, such repatriation of the funds may need to be effectuated through a special exchange control account established by the Company or one of its Related Entities in China. Therefore, any funds recognized under the Plan may need to be transferred to such special account prior to being delivered to the Participant.
The Participant further understands that the funds recognized under the Plan will be delivered to the Participant as soon as possible, but there may be delays in distributing the funds to the Participant due to exchange control requirements in China. Funds may be paid to the Participant in U.S. dollars or local currency, at the Company’s discretion. If

2025 Stock Incentive Plan RSU Award Agreement
the proceeds are paid in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, neither the Company nor any Related Entity is under any obligation to secure any particular exchange conversion rate and there may be delays in converting the funds to local currency due to exchange control restrictions. The Participant will bear any currency fluctuation risk between the time the funds are recognized under the Plan and the time the funds are distributed to the Participant through the special account described above.
CZECH REPUBLIC
Notifications
Exchange Control Information. Proceeds from the sale of Shares may be held in a cash account abroad. The Participant may be required to report the opening and maintenance of foreign accounts held abroad to the Czech National Bank (the “CNB”). Even in the absence of a request from the CNB, the Participant may need to report (i) foreign direct investments with a value of CZK2,500,000 or more in the aggregate or (ii) other foreign financial assets with a value of CZK200,000,000 or more. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
FRANCE
Terms and Conditions
Language Consent. By accepting the RSUs, the Participant confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
Consentement à la Langue Utilisée. En acceptant l’ attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, inclutant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.
Notifications
Non-Qualified Nature of Award. The RSUs granted pursuant to the Agreement are not intended to be “French-qualified” and are ineligible for specific tax and/or social security treatment in France under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
Exchange Control Information. If the Participant imports or exports cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €10,000 and does not use a financial institution to do so, the Participant must submit a report to the customs and excise authorities. If the Participant maintains a foreign bank account, the Participant is required to report such account to the French tax authorities when filing the Participant’s annual tax return.

2025 Stock Incentive Plan RSU Award Agreement
Foreign Asset/Account Reporting Information. French residents must report annually any shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with the Participant’s personal income tax return. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount (including if the Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover Tax-Related Items, the Participant must report the payment and/or the value of the Shares withheld or sold to Bundesbank. Such report must be made either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such timing as is permitted or required by Bundesbank.
INDIA
Notifications

Exchange Control Information. Any funds realized in connection with the Plan (e.g., proceeds from the sale of Shares and cash dividends paid on the Shares) must be repatriated to India within a specified period of time after receipt as prescribed under Indian exchange control laws. The Participant is personally responsible for obtaining a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and holding the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Participant is personally responsible for complying with exchange control laws in India, and neither the Company nor any Related Entity will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. The Participant may also be required to provide information to the Company or any Related Entity to facilitate their compliance with exchange control filing requirements in India. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. The Participant is required to declare the Participant’s foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan held outside India) in the Participant’s annual tax return. The Participant should

2025 Stock Incentive Plan RSU Award Agreement
consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
IRELAND
Notifications
Director Notification Requirement. If the Participant is a director, shadow director or secretary of an Irish Subsidiary or Related Entity of the Company who owns more than a 1% interest in the Company, pursuant to Section 53 of the Irish Company Act 1990, the Participant must notify the Irish Subsidiary or Related Entity of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor child, whose interests will be attributed to the director, shadow director or secretary.
ISRAEL
Notifications
Securities Law Information. The Company has obtained an exemption to the prospectus filing requirement from the Israeli Securities Authority. Accordingly, the RSUs will be granted pursuant to an exemption from filing a Plan prospectus granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available upon request from the Participant’s local country general manager.
ITALY
Terms and Conditions
Plan Document Acknowledgment. By accepting the terms and conditions of the RSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix A and Exhibit A, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following sections of the main body of the Agreement: Vesting (Section 2); Effect of Termination of Service or Leave of Absence (Section 3); Responsibility for Taxes (Section 5); Restriction on Transferability (Section 6); Effect on Other Employee Benefit Plans (Section 11); No Employment Rights (Section 12); Nature of the Grant (Section 13); Data Privacy Notice and Consent (Section 14); Electronic Delivery and Participation (Section 20); Company Policies (Section 22); Imposition of Additional Requirements (Section 23); Miscellaneous (Section 25); Country-Specific Terms (Section 27); and Acceptance of Terms and Conditions (Section 28).

2025 Stock Incentive Plan RSU Award Agreement
Notifications
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also will apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions, even if they do not directly hold the foreign asset abroad. The Participant should consult with a personal legal advisor to ensure compliance with applicable reporting requirements.
JAPAN
Notifications
Exchange Control Information. If the Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of Shares. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. The Participant will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by June 30 each year. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

2025 Stock Incentive Plan RSU Award Agreement
KOREA
Notifications
Exchange Control Information. Korean residents holding or receiving cash in excess of USD 5,000 (including proceeds from the sale of Shares) outside Korea may be required to file an exchange control report with a Korean foreign exchange bank in advance of the deposit of such funds in an “overseas financial institution” (such as a non-Korean bank). Generally, a brokerage account with a non-Korean broker should not be considered an “overseas financial institution.” The Participant should consult with a legal advisor prior to depositing sales proceeds in a foreign brokerage or other account to ensure compliance with any regulations applicable to any aspect of participation in the Plan.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
MALAYSIA
Notifications
Director Notification Requirement. If the Participant is a Director of the local Subsidiary, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the local Subsidiary in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any of its Related Entities. In addition, the Participant must notify the local Subsidiary when the Participant disposes of an interest in the Company or any of its Related Entities (including when the Participant sells Shares acquired under the Plan). The Participant must also notify the local Subsidiary if there are any changes in the Participant's interest in the Company or any Related Entities. These notifications must be made within fourteen days of acquiring, disposing of, or changing any interest in the Company or any of its Related Entities.
NETHERLANDS
There are no country-specific provisions.
PORTUGAL
Terms and Conditions
Language Consent. The Participant hereby expressly declares that the Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

2025 Stock Incentive Plan RSU Award Agreement
Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.
Notifications
Exchange Control Information. The acquisition of Shares by a Portuguese resident should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the Shares are not deposited with a commercial bank, broker or financial intermediary in Portugal, the Portuguese resident will be responsible for submitting the report to the Banco de Portugal.
SINGAPORE
Notifications
Director Notification Obligation. Directors of a Singapore Related Entity are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Related Entity in writing of an interest (e.g., Shares, etc.) in the Company or any Related Entity within two (2) days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., sale of Shares), or (iii) becoming a Director if such an interest exists at that time.
Securities Law Information. The grant of RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore and hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. The Participant should note that the grant of the RSU is subject to section 257 of the SFA and the Participant will not be able to make (i) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (a) more than six months after the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA or (ii) any subsequent sale of the Shares subject to the RSUs in Singapore.
SLOVAKIA
Notifications
Exchange Control Information. It is the Participant’s obligation to comply with exchange control requirements in the Slovakia Republic, including any notification requirements applicable to opening or maintaining any foreign bank or brokerage accounts.

2025 Stock Incentive Plan RSU Award Agreement
SLOVENIA
Terms and Conditions
Language Consent. By accepting the grant of RSUs, the Participant acknowledges that the Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. The Participant accepts the terms of those documents accordingly.
Soglasje za Uporabo Angleškega Jezika. S sprejetjem dodelitve RSU Udeleženec (Participant) priznava in potrjuje, da je sposoben brati in razumeti angleški jezik ter v celoti razume pogoje dokumentov, povezanih z dodelitvijo (pogodba (Agreement) in Naÿrt (Plan)), ki so bili posredovani v angleškem jeziku. Udeleženec skladno s tem sprejema pogoje teh dokumentov.
SWITZERLAND
Notifications
Securities Law Information. The offer of the RSUs is not intended to be publicly offered in or from Switzerland. Neither this document nor any other materials relating to the RSUs (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (2) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).
TAIWAN
Notifications
Securities Law Information. The grant of RSUs and participation in the Plan is available only for employees of the Company and its Subsidiaries and Affiliates. The grant of the RSUs and participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Participant may acquire and remit foreign currency (including funds for the purchase of Shares and proceeds from the sale of Shares) up to US$10,000,000 per year without prior approval.
If the transaction amount is NTD500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 5 (Responsibility for Taxes) of the main body of the Agreement.

2025 Stock Incentive Plan RSU Award Agreement
Without limitation to Section 5 of the main body of the Agreement, the Participant agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an executive officer or director and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant acknowledges that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit.

APPENDIX B
CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT, AND NON-SOLICITATION
This Appendix B, which is part of the Agreement, contains additional terms and conditions of the Agreement. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement. In consideration of the receipt of the RSUs detailed in Exhibit A, as well as the receipt by the Participant of the confidential information of Lam Research Corporation and its subsidiaries, affiliates, successors or assigns (collectively referred to as the “Company”), which may include the Company’s trade secrets, the Participant agrees to the following:

1.     Definitions.
(a)    “Confidential Information” means any of the Company’s non-public information, technical data, trade secrets or know-how (including, but not limited to, information related to research, product plans, products, services, markets, customer lists and customers including, but not limited to customers of the Company on whom the Participant called or with whom the Participant became acquainted during the term of the Participant’s employment), marketing plans, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware and software configuration information, code listings, flow charts, personnel information (including titles, responsibilities and compensation) finances or other business information which the Participant receives or has received or discovers or has discovered during the course of employment at the Employer, either directly or indirectly in writing, orally, visually, electronically or otherwise; provided, however that Confidential Information does not include any of the forgoing items which have become publicly known and made generally available to the public through no wrongful act of the Participant or of others who were under confidentiality obligations as to the item or items involved.
(b)    “Intellectual Property Rights” means all rights in and to United States (US) and non-US (i) patents, patent disclosures, and invention disclosures (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and works of authorship (whether copyrightable or not), including computer programs, and mask works; (iv) rights in data and databases; (v) Confidential Information; and (vi) all other intellectual property rights, in each case whether registered or unregistered, and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.
(c)    “Work Product” means (i) all writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that (A) are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Participant solely or jointly with others during the period of their employment by the Employer and (B) relate in any way to

NAI-5004106699v4

2025 Stock Incentive Plan RSU Award Agreement
the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Participant for the Company (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same); and (ii) all rights and claims related to the foregoing, and all printed, physical, and electronic copies and other tangible embodiments thereof.
2.    Confidential Information.
(a)    The Participant hereby agrees, at all times during the term of their employment and thereafter, to hold any Confidential Information in strictest confidence and not to use or disclose it to any person, firm or corporation without written authorization of the Board of Directors of Lam Research Corporation, except for the benefit of the Company.
(b)     This Appendix B does not limit the right of the Participant to discuss the Participant’s employment or discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful, or report possible violations of law or regulation, with or to any federal, state or local government agency, or to discuss the terms and conditions of the Participant’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure. Furthermore, a disclosure by the Participant of Confidential Information in response to a valid request by a court or governmental body or as otherwise required by law shall not be considered a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however that the Participant agrees to provide prompt prior written notice of any such disclosure to the Company to allow the Company to contest such disclosure, unless such a request is from a law enforcement agency, in which case the Participant shall provide such notice to the extent reasonably practicable. Pursuant to 18 U.S.C. Section 1833(b), the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
3.    Assignment of Intellectual Property Rights.
(a)     Assignment of Intellectual Property Rights. The Participant hereby assigns and agrees to assign all the Participant’s right, title, and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto to the Employer. The Company shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to (i) use, commercialize, or otherwise exploit any Work Product or (ii) protect, file an application for patent or other registration of any other Intellectual Property Rights, and prosecute or abandon such application prior to issuance or registration. No royalty or

2025 Stock Incentive Plan RSU Award Agreement
other consideration shall be due or owing to the Participant now or in the future as a result of such activities.
(b)     Limitations on Assignment. The Participant understands and acknowledges that Work Product does not include, and any provision in this Appendix B requiring the Participant to assign (or otherwise providing for ownership by the Company or the Employer of) rights to an invention does not apply to, any invention that the Participant develops entirely on the Participant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work performed by the Participant for the Company.
(c)     Further Assurances; Power of Attorney. During and after employment, the Participant agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction throughout the world, and (ii) maintain, protect, and enforce the same, including, without limitation, giving testimony, and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be requested by the Company. The Participant hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Participant’s behalf in the Participant’s name and to do all other lawfully permitted acts to transfer legal ownership of the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Participant does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by the Participant’s subsequent incapacity.
4.     Non-Solicitation Agreement.
(a)     Solicitation of Employees. The Participant hereby agrees that for a period of twelve (12) months immediately following the termination of the Participant’s employment relationship with the Employer for any reason, whether voluntary or involuntary, and whether with or without cause, the Participant shall neither directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, nor attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for the Participant or for any other person or entity.
(b)     The Participant understand that the obligation not to use Confidential Information in order to solicit the employment of the Company’s employees is not limited to the twelve month period described above.

LAM RESEARCH CORPORATION
2025 Stock Incentive Plan
Restricted Stock Unit Award Agreement
EXHIBIT A

Participant (Name & Employee Number):

Grant Date:

Number of RSUs:

Normal Vesting Date(s):